Exhibit 99.1

CONSOL Energy Reports Third Quarter Results;
Net Income of $25 million, or $0.11 per Diluted Share;
Dry Utica Well in Westmoreland County, Pennsylvania,
Cumulative Production of 6.04 Bcf;
Total Liquidity Improves to $1.4 billion

PITTSBURGH (November 1, 2016) - CONSOL Energy Inc. (NYSE: CNX) reported net cash provided by operating activities in the just-ended quarter of $163 million, compared to $110 million in the year-earlier quarter, which includes $3 million and $37 million of net cash used in discontinued operating activities, respectively. For the nine months ended September 30, 2016, CONSOL Energy reported net cash provided by operating activities of $387 million, compared to $404 million for the nine months ended September 30, 2015, which includes $14 million and $11 million of net cash provided by discontinued operating activities, respectively.

"During the quarter, CONSOL continued to execute its plan and generated approximately $103 million in organic free cash flow from continuing operations1, which, along with a portion of the $97.6 million of the cash on hand from June 30, 2016, was used to further reduce CONSOL's revolver by approximately $112 million, and to improve liquidity to $1.4 billion," commented Nicholas J. DeIuliis, president and CEO. "With a track record over the past three quarters of reducing debt through generating total free cash flow of approximately $608 million, and, beginning this quarter, restarting drilling activity in the dry Utica in Monroe County, Ohio, our focus remains unchanged: continue to generate free cash flow and prudently allocate capital with the goal of increasing our company's net asset value (NAV) per share over the long-term. This is the cornerstone of our company and what drives our corporate and operational decision-making."

On a GAAP basis, the third quarter earnings included the following pre-tax items attributable to continuing operations:

•	Recorded a $159.6 million unrealized gain on commodity derivative instruments, related to changes in the fair market value of existing hedges on a mark-to-market basis;

•	Recorded a $3.7 million loss related to pension settlement, caused by lump sum distributions from the plan, which increased due to the sale of the Buchanan Mine in the first quarter of 2016; and,

•	Recorded $0.2 million in expense related to severance in connection with ongoing cost reduction efforts.

Taking these items into account, the company reported net income from continuing operations of $63 million for the quarter, or $0.26 per diluted share. Including the loss from discontinued operations, net of tax, of $35 million, less $2 million of net income attributable to noncontrolling interest, the company reported net income attributable to CONSOL Energy shareholders of $25 million or $0.11 per diluted share.

(Dollars in thousands)	Q3 2016
Income From Continuing Operations Before Income Tax	$115,426
Income Taxes	52,858
Income From Continuing Operations	62,568
Loss From Discontinued Operations, net	(34,975)
Net Income	27,593
Less: Net Income Attributable to Noncontrolling Interest	2,248
Net Income Attributable to CONSOL Energy Shareholders	$25,345

Exhibit 99.1

Earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization (EBITDA), from continuing operations1 were $314 million for the 2016 third quarter, compared to $390 million in the year-earlier quarter.

After adjusting for certain items, which are listed in the EBITDA reconciliation table, the company had an adjusted net loss from continuing operations1 in the 2016 third quarter of $36 million, or a loss of $0.15 per diluted share. Adjusted EBITDA from continuing operations1 was $156 million for the 2016 third quarter, compared to $146 million in the year-earlier quarter.

Yesterday, CONSOL Energy and Noble Energy, Inc. jointly announced that the two companies have entered into a definitive agreement to separate their Marcellus Shale 50-50 joint venture.

"Even though we have seen much success together, we have agreed that we must both have the ability to adapt to a changing energy landscape, which has resulted in changing priorities among the parties,” commented Nicholas J. DeIuliis, president and CEO. "The separation of the joint venture is consistent with CONSOL’s transitional journey to a pure-play exploration and development company, and the company’s commitment to future growth, in what is now a more robust and actionable stacked pay opportunity set."

Investors and analysts can view details in the transaction release and slides, which are posted on the company website, at www.consolenergy.com.

1The terms "adjusted net loss from continuing operations," "EBITDA from continuing operations," and "adjusted EBITDA from continuing operations" are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures." The terms "free cash flow," and "organic free cash flow from continuing operations" are non-GAAP financial measures, which are defined and reconciled to the GAAP Net Cash Provided by Operating Activities, also under the caption “Non-GAAP Financial Measures."

E&P Division:

During the third quarter of 2016, CONSOL's E&P Division produced 96.4 Bcfe, or an increase of 12% from the 86.1 Bcfe produced in the year-earlier quarter. The E&P Division's total unit cash costs declined during the quarter to $1.31 per Mcfe, compared to $1.49 per Mcfe during the year-earlier quarter, or an improvement of approximately 12%, driven by reductions to lease operating and gathering, transportation, and compression expenses.

E&P Division capital expenditures increased in the third quarter to $48.7 million, compared to $23.4 million spent in the second quarter of 2016, primarily due to the restart of drilling activity.

Marcellus Shale production volumes, including liquids, in the 2016 third quarter were 51.8 Bcfe, or approximately 13% higher than the 45.9 Bcfe produced in the 2015 third quarter. Marcellus Shale total unit cash costs were $1.35 per Mcfe in the just-ended quarter, which is a $0.17 per Mcfe improvement from the third quarter of 2015 cash costs of $1.52 per Mcfe.

CONSOL Energy's Utica Shale production volumes, including liquids, in the 2016 third quarter were 22.5 Bcfe, or up approximately 47% from 15.3 Bcfe in the year-earlier quarter. Utica Shale total unit cash costs were $0.88 per Mcfe in the just-ended quarter, which is a $0.16 per Mcfe improvement from the third quarter of 2015 total unit cash costs of $1.04 per Mcfe. The cost improvements across the Utica Shale were primarily driven by reductions to lease operating expenses.

The company continues to see impressive results with its Gaut 4IH well in Westmoreland County, Pennsylvania, which maintains its position as the second strongest Utica well in the basin. The Gaut 4IH well has cumulatively produced 6.04 Bcf since it was turned-in-line at the end of the third quarter in 2015.

In addition to continuing to see strong performance from Gaut 4IH, the company has added to its Utica database.

“Over the past quarter, eight wells have been added to our earth model, which now includes 112 wells, and our production database has now grown to 32 wells,” commented Tim Dugan, chief operating officer. "Our extensive database allows us to create a detailed geologic earth model, perform hydraulic fracture modeling and then production modeling in one package. This allows us to rank these dozens of locations to create a “heat map” of the Utica. Each new data point we get helps us to paint a clearer picture of the play and has confirmed our enthusiasm for the Utica and CONSOL’s future within it."

E&P Division Third Quarter Operations Summary:
Since the company made the decision to idle its rig activity in mid-2015, the E&P Division has focused on maintaining and improving proficiencies across all key areas of operations. CONSOL's goal was to bring well costs in Monroe County, Ohio, down to approximately $10 million per well, assuming a 7,000 foot lateral. Through continued efficiency improvements, the company now expects Monroe County well costs to be approximately $9.3 million, assuming a 9,700 foot lateral. Utilizing these well costs, current strip pricing, and EUR's of 2.8 Bcfe per 1,000 feet of lateral, Monroe County, Ohio, dry Utica remains CONSOL's highest rate of return project at approximately 50%.

In August, CONSOL brought back two rigs to begin drilling in Monroe County, Ohio. Since then, the company drilled two dry Utica wells at an average lateral length of approximately 8,600 feet with drilling costs of $1,040 per foot of lateral, which is better than the company's previously stated expectation of $1,060 per foot of lateral. After the end of the quarter, the company drilled its third Monroe County well and further improved drilling costs to $950 per foot of lateral. Also, the first dry Utica well drilled in the quarter was drilled seven days faster than the last well that the company drilled back in 2015. The second well met the previously stated expectation of drilling a Monroe County dry Utica well in 26 days, from spud to total depth.

CONSOL modified its schedule in order to create a one-pad buffer between drilling and completion activity in Monroe County. As a result, CONSOL decided to delay drilling the two Southwest Pennsylvania Marcellus wells that were originally planned for the second half of 2016. The company now expects to drill nine dry Utica wells in Monroe County in the second half of 2016, compared to the company’s previous guidance of ten wells, which consisted of eight dry Utica wells in Monroe County and two Southwest Pennsylvania Marcellus wells.

During the quarter, CONSOL continued to complete its Marcellus Shale drilled but uncompleted well (DUC) inventory. Specifically, the company completed the six-well GH58 pad located in Greene County, Pennsylvania. These wells are within the Green Hill field where the company continues to see an increase in EURs to now be between 3.6-3.8 Bcfe per 1,000 feet of lateral, an increase over the company's previous type curve analysis of 3.0-3.5 Bcfe per 1,000 feet of lateral; with some wells performing at over 5.0 Bcfe per 1,000 feet of lateral. CONSOL expects to turn-in-line the GH58 pad during the fourth quarter of 2016.

At the end of the second quarter, CONSOL turned-in-line the six-well ACAA2 Marcellus pad located in Allegheny County, Pennsylvania. During the third quarter, CONSOL turned-in-line the GH53K well located in Greene County, Pennsylvania.

Following the Exchange Agreement with Noble Energy, the company expects to enter 2017 with a DUC inventory of 68 wells, of which CONSOL Energy maintains a 100% working interest in 63 wells.

E&P DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter		Quarter		Quarter
	Ended		Ended		Ended
	September 30, 2016		September 30, 2015		June 30, 2016
Sales - Gas	$170.8		$137.7		$140.3
Gain on Commodity Derivative Instruments - Cash Settlement	38.6		44.5		80.3
Sales - Oil	0.7		1.7		0.7
Sales - NGLs	27.0		7.6		19.2
Sales - Condensate	7.5		10.8		7.8
Total Sales Revenue ($ MM)	$244.6		$202.3		$248.3

Earnings (Loss) Before Income Tax ($ MM)	$161.1	[1]	$50.2	[2]	$(294.5)
Net Cash Provided by Operating Activities ($ MM)	$28.3		$54.0		$19.1
Total Period Production (Bcfe)	96.4		86.1		99.3
Average Daily Production (MMcfe)	1,047.7		935.6		1,090.9
Capital Expenditures ($ MM)	$48.7		$209.6		$23.4
1 Adjusted earnings before income tax for the E&P Division of $1.6 million for the three months ended September 30, 2016 is calculated as GAAP earnings before income tax of $161.1 million less total pre-tax adjustments of $159.5 million. The $159.5 million adjustment is the $159.6 million pre-tax gain related to the unrealized gain on commodity derivative instruments and a pre-tax loss of $0.1 million related to severance expense.
2 Adjusted loss before income tax for the E&P Division of $45.9 million for the three months ended September 30, 2015 is calculated as GAAP earnings before income tax of $50.2 million less total pre-tax adjustments of $96.1 million. The $96.1 million adjustment is the $99.1 million pre-tax gain related to the unrealized gain on commodity derivative instruments and a pre-tax loss of $3.0 million related to severance expense.

CONSOL's E&P Division production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	September 30, 2016	September 30, 2015	% Increase/(Decrease)	June 30, 2016	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	43.0	39.1	10.0%	47.2	(8.9)%
Utica Sales Volumes (Bcf)	17.7	10.2	73.5%	18.7	(5.3)%
CBM Sales Volumes (Bcf)	17.0	18.5	(8.1)%	17.1	(0.6)%
Other Sales Volumes (Bcf)[1]	5.0	6.2	(19.4)%	5.7	(12.3)%

LIQUIDS[2]
NGLs Sales Volumes (Bcfe)	12.4	9.6	29.2%	9.0	37.8%
Oil Sales Volumes (Bcfe)	0.1	0.2	(50.0)%	0.1	—%
Condensate Sales Volumes (Bcfe)	1.2	2.3	(47.8)%	1.5	(20.0)%

TOTAL	96.4	86.1	12.0%	99.3	(2.9)%
Note: The increase in Marcellus sales volumes represents only the gas portion of production. When including liquids, the increase in Marcellus volumes was 13% compared to the year-earlier quarter. Production results are net of royalties.
1. Other Sales Volumes: primarily related to shallow oil and gas production and the Chattanooga shale in Tennessee.
2. Liquids: NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas.

In the quarter, liquids production increased to 13.6 Bcfe, or approximately 14% of the total production of 96.4 Bcfe. These liquids volumes were 12% greater when compared to the year-earlier quarter. CONSOL expects improved NGL prices in the fourth quarter of 2016 due to expected strong demand for propane from crop drying and continued growth in exports.

E&P PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	September 30, 2016	September 30, 2015	June 30, 2016
Average Sales Price - Gas	$2.06	$1.86	$1.58
Average Gain on Commodity Derivative Instruments - Cash Settlement- Gas	$0.47	$0.60	$0.91
Average Sales Price - Oil*	$7.01	$9.03	$5.62
Average Sales Price - NGLs*	$2.19	$0.80	$2.14
Average Sales Price - Condensate*	$6.21	$4.64	$5.28

Average Sales Price - Total Company	$2.54	$2.35	$2.50
Costs - Production
Lifting	$0.23	$0.34	$0.24
Ad Valorem, Severance and Other Taxes	0.10	0.10	0.07
DD&A	0.97	0.96	0.96
Total Production Costs	$1.30	$1.40	$1.27
Costs - Gathering
Transportation	$0.81	$0.82	$0.74
Operating Costs	0.17	0.23	0.18
DD&A	0.08	0.09	0.08
Total Gathering Costs	$1.06	$1.14	$1.00

Total Costs	$2.36	$2.54	$2.27

Margin	$0.18	$(0.19)	$0.23
*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: "Total Costs" excludes selling, general administration, incentive compensation, and other corporate expenses.

The average sales price of $2.54 per Mcfe, when combined with unit costs of $2.36 per Mcfe, resulted in a margin of $0.18 per Mcfe. This was an increase when compared to the year-earlier quarter, with the improvements in both unit costs and price realizations.

During the quarter, total unit costs decreased to $2.36 per Mcfe, compared to the year-earlier quarter of $2.54 per Mcfe, driven primarily from reductions to lifting and gathering expenses.

E&P Marketing Update:
For the third quarter of 2016, CONSOL's average sales price for natural gas, natural gas liquids (NGL), oil, and condensate was $2.54 per Mcfe. CONSOL's average price for natural gas was $2.06 per Mcf for the quarter and, including cash settlements from hedging, was $2.53 per Mcf. The average realized price for all liquids for the third quarter of 2016 was $15.48 per barrel.

During the third quarter, CONSOL's weighted average differential from NYMEX was ($0.86) per MMBtu. Despite a wider differential, CONSOL’s price for natural gas before hedging improved from $1.58 per Mcf last quarter due to an improved Henry Hub price that more than offset the wider differential.

During the third quarter, CONSOL increased its recovery and sale of discretionary ethane. Directly-marketed ethane volumes were 612,000 barrels in the third quarter of 2016, an increase of 132% from the second quarter, and, on an equivalent basis, yielded a premium over the Texas Eastern M2 gas market where sales would generally have occurred had the volumes been rejected into the natural gas stream. Beginning in October 2016, an additional contract for ethane commenced with volumes priced significantly above the value the ethane would receive if rejected into the gas stream.

E&P Division Guidance:
CONSOL Energy expects its 2016 E&P Division production to increase to 390-395 Bcfe, which includes increased production as a result of the Exchange Agreement with Noble Energy that is expected to be effective as of October 1, 2016. CONSOL is currently working to establish 2017 activity levels and associated capital, which the company's board of directors normally approves in December.

Total hedged natural gas production in the 2016 fourth quarter is 63.6 Bcf. The annual gas hedge position is shown in the table below:

E&P DIVISION GUIDANCE

	2016	2017
Total Yearly Production (Bcfe)	390-395	TBD*
Volumes Hedged (Bcf), as of 10/13/16	271.8**	237.8
* 2017 production will be a function of the second half of 2016 capital program, continued debottlenecking initiatives, and the company's drilled but uncompleted (DUC) well inventory.
** Includes actual settlements of 225.3 Bcf.

CONSOL Energy's hedged gas volumes include a combination of NYMEX financial hedges and index financial hedges (NYMEX plus basis). In addition, to protect the NYMEX hedge volumes from basis exposure, CONSOL enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CONSOL Energy's gas hedge position is shown in the table below:

GAS HEDGES

	Q4 2016	2016	2017
Total NYMEX + Basis* (Bcf)	61.8	264.5	207.5
Average Hedge Price ($/Mcf)	$3.16	$3.03	$2.61

NYMEX Only Hedges Exposed to Basis (Bcf)	1.8	-	30.3
Average Hedge Price ($/Mcf)	$3.41	-	$3.02

Physical Sales With Fixed Basis Exposed to NYMEX (Bcf)	-	7.3	-
Average Hedge Basis Value ($/Mcf)	-	$(0.06)	-
* Includes physical sales with fixed basis in Q4 2016, 2016, and 2017 of 17.0 Bcf, 76.6 Bcf, and 34.6 Bcf, respectively.

During the third quarter of 2016, CONSOL Energy added additional NYMEX natural gas hedges of 7.7 Bcf for 2017. To help mitigate basis exposure on NYMEX hedges, in the third quarter, CONSOL added 2.6 Bcf and 22.7 Bcf of basis hedges for 2016 and 2017, respectively. Based on CONSOL’s view of regional pricing during 2017, CONSOL focused primarily on regional hedging. Of the 22.7 Bcf of basis hedges added for 2017, 12.1 Bcf is applicable to Texas Eastern

M2 and Dominion South sales points. CONSOL also has hedges in place for a portion of its 2018, 2019, and 2020 production.

CONSOL's 2016 NYMEX plus basis natural gas hedge position has increased to 264.5 Bcf at an average hedge price of $3.03 per Mcf. NYMEX plus basis hedge volumes are not exposed to basis differentials but instead have protected revenue. As a result, in 2016, NYMEX plus basis gas hedges should lock in revenue of approximately $801 million.

During the third quarter of 2016, CONSOL Energy continued to add NGL (propane) hedges. Excluding actual 2016 settlements of 6.8 million gallons, CONSOL currently has 10.7 million gallons of propane directly hedged through March of 2017 at an average price of $0.48 per gallon. CONSOL also has direct, term sales contracts with counterparties for NGLs.

Pennsylvania (PA) Mining Operations Division:

As previously announced, CONSOL completed two coal transactions during the quarter: the sale of its Miller Creek and Fola Mining Complexes to Southeastern Land LLC and the sale of an additional 5.0% undivided interest in its PA Mining Complex to CNX Coal Resources LP ("CNXC").

"The sale of the Miller Creek and Fola Complexes completes CONSOL's exit from Central Appalachia and surface mining, significantly reducing our operational and regulatory risk profile," commented Nicholas J. DeIuliis, president and CEO. The transaction was symbolic in that it represented one of the final steps in our coal divestment strategy--a strategy that has netted the company over $5 billion in value through 23 transactions since 2012. In addition to the sale of the Miller Creek and Fola Complexes during the quarter, CONSOL announced that CNX Coal Resources LP acquired an additional 5% undivided interest in the PA Mining Complex and associated infrastructure from CONSOL for total value of $88.8 million, including $21.5 million in cash, which marks one more step towards accomplishing the goal of separating the businesses."

Based on CNXC's current outlook for the coal markets, net cash provided by operating activities during the third quarter and expectations of increased net cash from operating activities and related distributable cash flow from the recently concluded drop down acquisition, the Board of Directors of CNXC's general partner has elected to pay distributions to the holders of the common and subordinated units and the holder of the general partner interest. Accordingly, a cash distribution of $0.5125 per unit will be paid to all unitholders of CNXC and the general partner interest for the third quarter of 2016. The cash distribution will be paid on November 15, 2016 to the common unitholders of record at the close of business on November 10, 2016. The cash impact to CONSOL Energy is approximately $6 million.

Third Quarter Operations Summary:
CONSOL Energy's PA Mining Operations sold 6.0 million tons in the 2016 third quarter, compared to 5.7 million tons during the year-earlier quarter. Total unit costs were $35.79 per ton, compared to $40.26 per ton in the year-earlier quarter.

As reported by CNXC in its third quarter 2016 earnings press release, dated October 31, 2016, "We were able to improve revenue per ton by 9%, compared to the second quarter. This was achieved by selling more coal to our domestic customers, who have seen their coal stockpiles drawn down as coal-fired generation improved. During the third quarter, customers demonstrated a strong demand for coal given higher natural gas prices and above-normal summer temperatures. This translated into a boost in thermal coal prices this summer after they had reached extreme lows in May. During the quarter, we exported approximately 10% of our coal sales."

During the quarter, on a total consolidated basis, PA Mining Operations Division generated $90 million of cash flow before capital expenditures.

PA MINING OPERATIONS RESULTS - Quarter-To-Quarter Comparison

	PA Mining Ops	PA Mining Ops	PA Mining Ops
	Quarter	Quarter	Quarter
	Ended	Ended	Ended
	September 30,	September 30,	June 30,
	2016	2015	2016

Beginning Inventory (millions of tons)	0.1	0.3	0.3
Coal Production (millions of tons)	6.2	5.8	6.0
Ending Inventory (millions of tons)	0.2	0.5	0.1
Sales - Company Produced (millions of tons)	6.0	5.7	6.2

Sales Per Ton	$44.30	$56.99	$40.61

Total Production Costs Per Ton	$35.79	$40.26	$34.46

Average Margin Per Ton Sold	$8.51	$16.73	$6.15
Addback: DD&A Per Ton	$6.50	$7.05	$6.50
Average Margin Per Ton, before DD&A	$15.01	$23.78	$12.65
Cash Flow before Cap. Ex ($ MM)	$90	$136	$78
The PA Mining Operations include Bailey, Enlow Fork, and Harvey mines. Total Production Costs per Ton include: operating costs, royalty and production taxes and depreciation, depletion and amortization. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated by PA Mining Operations. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding.

Coal and Other Segment Guidance:
CONSOL Energy's pro rata total Coal and Other Segment 2016 Adjusted EBITDA is shown in the table below:

	2016
CNX Coal Resources LP ("CNXC") Adjusted EBITDA (25% undivided interest of PA Mining Operations)	$74	-	$82
x4 (@ 100% interest)	$296	-	$328
Less: EBITDA attributable to Noncontrolling Interest	(26)	-	(30)
Plus: CONSOL's Other Coal EBITDA[1]	15	-	16
Plus: CONSOL's Other Miscellaneous Coal EBITDA[2]	24	-	30
Less: CONSOL's Miscellaneous Operating Expenses (including Legacy Liabilities' Costs)[3]	(104)	-	(109)
CONSOL Energy's Pro Rata Coal and Other Segment Adjusted EBITDA	$205	-	$235
Note: CONSOL Energy is unable to provide a reconciliation of projected CNXC Adjusted EBITDA, CONSOL's Other Coal Division EBITDA, and CONSOL's Other Miscellaneous Coal EBITDA to projected operating income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.
(1) Includes estimated contribution from Miller Creek and Other Coal Operations for fiscal year 2016 and 1Q16 for Buchanan, and excludes Loss on Sale of Buchanan and the Loss on Sale for the Miller Creek and Fola mines.
(2) Includes miscellaneous other income (net of applicable expenses) associated with the company's Terminal Operations, Rental Income, Coal Royalty Income, Water Operations, and other Miscellaneous Land Income.
(3) Includes Legacy Liability Costs of approximately $80-85 million; Other Coal-Related Corporate Expenses, and other miscellaneous items. Excludes stock-based compensation and pension settlement charges.

CONSOL Energy's Pro Rata Coal and Other Segment Adjusted EBITDA for 2016 is net of all legacy liabilities associated with the PA Mining Operations Division and Other Segment, which are comprised of the following: long-term disability (LTD), workers compensation (WC), Coal Workers' Pneumoconiosis (CWP), Other Post-Employment Benefits (OPEB-retiree medical), salary retirement and pension, and asset retirement obligations (ARO).

CONSOL Energy now expects total consolidated annual 2016 PA Mining Operations sales to be approximately 23.6-24.4 million tons, compared to previous quarter's guidance of approximately 22.5-25.5 million tons.

CONSOL Energy's 2016 total consolidated PA Mining Operations capital expenditures is reduced to now be between $60-$76 million. The reduction to PA Mining Operations capital expenditures was primarily driven by the company's ongoing efforts to manage spending levels in 2016. On a normalized basis, the PA Mining Operations Division expects maintenance of production capital of $5-$6 per ton.

Liquidity:
As of September 30, 2016, CONSOL Energy had $1,396.2 million in total liquidity, which is comprised of $73.9 million of cash, excluding the CNXC cash balance, and $1,322.3 million available to be borrowed under its $2.0 billion bank facility. During the quarter, CONSOL's liquidity improved $82.5 million primarily due to an increase in net cash provided by operating activities. In addition, CONSOL holds 16.6 million CNXC limited partnership units, including 3.9 million class A preferred units, with a current market value of approximately $290 million and 19.1 million CONE Midstream Partners LP ("CNNX") limited partnership units with a current market value of approximately $397 million, in each case as of October 21, 2016.

CONSOL Energy used the $92.2 million of free cash flow generated during the quarter, and a portion of the $97.6 million of the cash on hand from June 30, 2016, to reduce outstanding borrowings on the revolving credit facility. The company continues to execute its strategy of increasing liquidity and de-levering the balance sheet.

The company is currently in the borrowing base reaffirmation process and expects it to be complete in November.

About CONSOL
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based energy producer, and one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. The company deploys an organic growth strategy focused on developing its substantial resource base. As of December 31, 2015, CONSOL Energy had 5.6 trillion cubic feet equivalent of proved natural gas reserves.  CONSOL Energy is a member of the Standard & Poor's Midcap 400 Index.  Additional information may be found at www.consolenergy.com.

Non-GAAP Financial Measures
Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CONSOL Energy because they are widely used to evaluate a company's operating performance. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	September 30,
	2016	2016	2016	2016	2015
Dollars in thousands	E&P Division	PA Mining Operations Division	Other[1]	Total Company	Total Company
Net Income (Loss)	$161,075	$34,741	$(168,223)	$27,593	$125,470

Less: Loss from Discontinued Operations	—	—	34,975	34,975	3,842
Add: Interest Expense	669	2,309	44,339	47,317	48,558
Less: Interest Income	—	—	(214)	(214)	(361)
Add: Income Taxes	—	—	52,858	52,858	65,868
Earnings Before Interest & Taxes (EBIT)	161,744	37,050	(36,265)	162,529	243,377

Add: Depreciation, Depletion & Amortization	101,257	42,370	8,085	151,712	146,844

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	$263,001	$79,420	$(28,180)	$314,241	$390,221

Adjustments:
Unrealized Gain on Commodity Derivative Instruments	(159,555)	—	—	(159,555)	(99,138)
Severance Expense	129	14	86	229	7,683
Pension Settlement	—	—	3,651	3,651	3,132
Gain on Sale of Western Allegheny	—	—	—	—	(48,468)
OPEB Plan Changes	—	—	—	—	(100,947)
Total Pre-tax Adjustments	(159,426)	14	3,737	(155,675)	(237,738)

Adjusted EBITDA	$103,575	$79,434	$(24,443)	$158,566	$152,483

Less: Net Income Attributable to Noncontrolling Interest	—	(2,248)	—	(2,248)	(6,490)

Adjusted EBITDA Attributable to Continuing Operations	$103,575	$77,186	$(24,443)	$156,318	$145,993
Note: Income tax effect of Total Pre-tax Adjustments was ($57,599) and ($54,680) for the three months ended September 30, 2016 and September 30, 2015, respectively. Adjusted net income attributable to CONSOL Energy shareholders for the three months ended September 30, 2016 is calculated as GAAP net income from continuing operations of $62,568 less total pre-tax adjustments of $155,675, plus the tax expense of $57,599, equals the adjusted net loss from continuing operations of $35,508.
(1) CONSOL Energy's Other Division includes expenses from various other corporate and diversified business unit activities including legacy liabilities costs and income tax expense that are not allocated to E&P or PA Mining Operations Divisions.

Free cash flow and organic free cash flow from continuing operations are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow and organic free cash flow from continuing operations do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Organic Cash Flow From Continuing Operations	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Net Cash Provided by Continuing Operations	$166,064	$372,211

Capital Expenditures	(64,132)	(179,389)
Net Investment in Equity Affiliates	1,023	(4,555)
Organic Free Cash Flow from Continuing Operations	$102,955	$188,267

Free Cash Flow	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Net Cash Provided by Operating Activities	$162,897	$386,638

Capital Expenditures	(64,132)	(179,389)
Capital Expenditures of Discontinued Operations	11	(8,284)
Net Investment in Equity Affiliates	1,023	(4,555)
Proceeds From Sales of Assets	20,693	38,977
Payments on Sale of Miller Creek and Fola Complexes	(28,271)	(28,271)
Proceeds From Sale of Buchanan Mine	—	402,806
Free Cash Flow	$92,221	$607,922

Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; prices for natural gas, natural gas and other liquids and coal are volatile and can fluctuate widely based upon a number of factors beyond our control including oversupply relative to the demand available for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our natural gas, natural gas liquids and coal affecting our operating results and cash flows; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; our customers extending existing contracts or entering into new long-term contracts for coal on favorable terms; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our natural gas, natural gas liquids and coal to market; a loss of our competitive position because of the competitive nature of the natural gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for natural gas and coal and for our securities; the risks inherent in natural gas and coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our mining and transportation operations; obtaining and renewing governmental permits and approvals for our natural gas and coal operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our natural gas and coal operations; our ability to find adequate water sources for our use in natural gas drilling, or our ability to dispose of water used or removed from strata in connection with our natural gas operations at a reasonable cost and within applicable environmental rules; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down our operations; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current natural gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable natural gas, oil and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for gas rights on some of our properties or failing to acquire these additional rights may result in a reduction of our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; exposure to employee-related long-term liabilities; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; divestitures we anticipate may not occur or produce anticipated benefits; the terms of our existing joint ventures restrict our flexibility, actions taken by the other party in our natural gas joint ventures may impact our financial position and various circumstances could cause us not to realize the benefits we anticipate receiving from these joint ventures; risks associated with our debt; replacing our natural gas and oil reserves, which if not replaced, will cause our natural gas and oil reserves and production to decline; declines in our borrowing base could occur for a variety of reasons, including lower natural gas or oil prices, declines in natural gas and oil proved reserves, and lending regulations requirements or regulations; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; failure to appropriately allocate capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy to satisfy liabilities it acquired from us, or failure to perform its obligations under various arrangements, which we guaranteed, could materially or adversely affect our results of operations, financial position, and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; operating in a single geographic area; certain provisions in our multi-year sales contracts may provide limited protection during adverse economic conditions, and may result in economic penalties or permit the customer to terminate the contract; our common units in CNX Coal Resources LP and CONE Midstream Partners LP are subordinated, and we may not receive distributions from CNX Coal Resources LP or CONE Midstream Partners LP; with respect to the sale of the Buchanan and Amonate mines and other coal assets to Coronado IV LLC - disruption to our business, including customer, employee and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating results; with respect to the proposed termination of the joint venture with Noble, risks that the conditions to closing may not be satisfied and the transaction may not occur, including our ability to obtain regulatory approvals on the proposed terms and schedule,  disruption to our business, including customer and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating and financial results and liquidity; other factors discussed in the 2015 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable, and possible oil and gas reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We may use certain terms in this press release, such as EUR (estimated ultimate recovery), unproved reserves and total resource potential, that the SEC's rules strictly prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain. We also note that the SEC strictly prohibits us from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

Contacts:
Investor:     Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
Revenues and Other Income:	2016	2015	2016	2015
Natural Gas, NGLs and Oil Sales	$205,913	$157,538	$555,101	$541,630
Gain on Commodity Derivative Instruments	198,192	143,606	53,872	251,073
Coal Sales	267,685	323,171	744,411	1,026,596
Other Outside Sales	4,714	5,129	20,687	24,596
Purchased Gas Sales	12,086	2,535	28,633	7,649
Freight-Outside Coal	9,392	2,436	33,949	10,204
Miscellaneous Other Income	32,393	38,475	114,159	111,279
Gain on Sale of Assets	15,203	48,043	13,541	54,329
Total Revenue and Other Income	745,578	720,933	1,564,353	2,027,356
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	22,602	29,452	73,996	96,229
Transportation, Gathering and Compression	94,796	89,965	279,753	248,682
Production, Ad Valorem, and Other Fees	9,027	8,475	23,732	24,605
Depreciation, Depletion and Amortization	101,257	92,083	312,122	269,377
Exploration and Production Related Other Costs	384	3,332	5,036	7,695
Purchased Gas Costs	11,940	1,921	28,692	5,939
Other Corporate Expenses	21,760	20,953	65,980	47,088
Impairment of Exploration and Production Properties	—	—	—	828,905
Selling, General, and Administrative Costs	26,198	23,919	74,067	80,396
Total Exploration and Production Costs	287,964	270,100	863,378	1,608,916
PA Mining Operations Costs
Operating and Other Costs	182,717	137,759	521,277	564,604
Depreciation, Depletion and Amortization	42,370	43,459	125,334	136,536
Freight Expense	9,392	2,436	33,949	10,204
Selling, General, and Administrative Costs	7,653	9,044	20,207	34,231
Total PA Mining Operations Costs	242,132	192,698	700,767	745,575
Other Costs
Miscellaneous Operating Expense	40,085	(3,078)	127,531	70,554
Selling, General, and Administrative Costs	4,569	6,173	10,173	9,946
Depreciation, Depletion and Amortization	8,085	11,302	4,463	21,219
Loss on Debt Extinguishment	—	—	—	67,751
Interest Expense	47,317	48,558	144,609	150,185
Total Other Costs	100,056	62,955	286,776	319,655
Total Costs And Expenses	630,152	525,753	1,850,921	2,674,146
Income (Loss) From Continuing Operations Before Income Tax	115,426	195,180	(286,568)	(646,790)
Income Taxes	52,858	65,868	(71,798)	(251,181)
Income (Loss) From Continuing Operations	62,568	129,312	(214,770)	(395,609)
Loss From Discontinued Operations, net	(34,975)	(3,842)	(322,747)	(3,192)
Net Income (Loss)	27,593	125,470	(537,517)	(398,801)
Less: Net Income Attributable to Noncontrolling Interest	2,248	6,490	4,541	6,490
Net Income (Loss) Attributable to CONSOL Energy Shareholders	$25,345	$118,980	$(542,058)	$(405,291)

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
Earnings (Loss) Per Share	2016	2015	2016	2015
Basic
Income (Loss) from Continuing Operations	$0.26	$0.54	$(0.96)	$(1.75)
Loss from Discontinued Operations	(0.15)	(0.02)	(1.40)	(0.02)
Total Basic Earnings (Loss) Per Share	$0.11	$0.52	$(2.36)	$(1.77)
Dilutive
Income (Loss) from Continuing Operations	$0.26	$0.54	$(0.96)	$(1.75)
Loss from Discontinued Operations	(0.15)	(0.02)	(1.40)	(0.02)
Total Dilutive Earnings (Loss) Per Share	$0.11	$0.52	$(2.36)	$(1.77)

Dividends Paid Per Share	$—	$0.0100	$0.0100	$0.1350

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
(Unaudited)	2016	2015	2016	2015
Net Income (Loss)	$27,593	$125,470	$(537,517)	$(398,801)
Other Comprehensive Loss:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($1,043), $29,720, ($5,369), $24,935)	1,305	(49,353)	6,866	(40,036)
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $7,139, $11,807, $19,284, $35,123)	(12,458)	(20,602)	(33,475)	(60,720)

Other Comprehensive Loss	(11,153)	(69,955)	(26,609)	(100,756)

Comprehensive Income (Loss)	16,440	55,515	(564,126)	(499,557)

Less: Comprehensive Income Attributable to Noncontrolling Interests	2,248	6,490	4,541	6,490

Comprehensive Income (Loss) Attributable to CONSOL Energy Inc. Shareholders	$14,192	$49,025	$(568,667)	$(506,047)

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	September 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and Cash Equivalents	$80,247	$72,574
Accounts and Notes Receivable:
Trade	163,955	151,383
Other Receivables	80,490	121,735
Inventories	62,622	66,792
Recoverable Income Taxes	—	13,887
Prepaid Expenses	125,490	297,287
Current Assets of Discontinued Operations	2,111	81,106
Total Current Assets	514,915	804,764
Property, Plant and Equipment:
Property, Plant and Equipment	13,920,715	13,794,907
Less—Accumulated Depreciation, Depletion and Amortization	5,506,096	5,062,201
Property, Plant, and Equipment of Discontinued Operations, Net	—	936,670
Total Property, Plant and Equipment—Net	8,414,619	9,669,376
Other Assets:
Deferred Income Taxes	149,680	—
Investment in Affiliates	257,423	237,330
Other	228,857	214,388
Other Assets of Discontinued Operations	—	4,044
Total Other Assets	635,960	455,762
TOTAL ASSETS	$9,565,494	$10,929,902

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	September 30, 2016	December 31, 2015
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$197,479	$250,609
Current Portion of Long-Term Debt	4,470	4,988
Short-Term Notes Payable	354,000	952,000
Accrued Income Taxes	5,485	—
Other Accrued Liabilities	508,144	421,827
Current Liabilities of Discontinued Operations	664	51,514
Total Current Liabilities	1,070,242	1,680,938
Long-Term Debt:
Long-Term Debt	2,734,004	2,708,320
Capital Lease Obligations	29,805	34,884
Long-Term Debt of Discontinued Operations	—	5,001
Total Long-Term Debt	2,763,809	2,748,205
Deferred Credits and Other Liabilities:
Deferred Income Taxes	—	74,629
Postretirement Benefits Other Than Pensions	613,233	630,892
Pneumoconiosis Benefits	117,586	111,903
Mine Closing	216,232	227,339
Gas Well Closing	164,115	163,842
Workers’ Compensation	68,587	69,812
Salary Retirement	89,305	91,596
Reclamation	—	25
Other	172,218	166,957
Deferred Credits and Other Liabilities of Discontinued Operations	—	107,988
Total Deferred Credits and Other Liabilities	1,441,276	1,644,983
TOTAL LIABILITIES	5,275,327	6,074,126
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 229,438,910 Issued and Outstanding at September 30, 2016; 229,054,236 Issued and Outstanding at December 31, 2015	2,298	2,294
Capital in Excess of Par Value	2,453,275	2,435,497
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	2,033,849	2,579,834
Accumulated Other Comprehensive Loss	(342,207)	(315,598)
Total CONSOL Energy Inc. Stockholders’ Equity	4,147,215	4,702,027
Noncontrolling Interest	142,952	153,749
TOTAL EQUITY	4,290,167	4,855,776
TOTAL LIABILITIES AND EQUITY	$9,565,494	$10,929,902

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
December 31, 2015	$2,294	$2,435,497	$2,579,834	$(315,598)	$4,702,027	$153,749	$4,855,776
(Unaudited)
Net (Loss) Income	—	—	(542,058)	—	(542,058)	4,541	(537,517)
Other Comprehensive Loss	—	—	—	(26,609)	(26,609)	—	(26,609)
Comprehensive (Loss) Income	—	—	(542,058)	(26,609)	(568,667)	4,541	(564,126)
Issuance of Common Stock	4	—	—	—	4	—	4
Treasury Stock Activity	—	—	(1,633)	—	(1,633)	—	(1,633)
Tax Cost From Stock-Based Compensation	—	(5,144)	—	—	(5,144)	—	(5,144)
Amortization of Stock-Based Compensation Awards	—	22,922	—	—	22,922	903	23,825
Distributions to Noncontrolling Interest	—	—	—	—	—	(16,241)	(16,241)
Dividends ($0.01 per share)	—	—	(2,294)	—	(2,294)	—	(2,294)
Balance at September 30, 2016	$2,298	$2,453,275	$2,033,849	$(342,207)	$4,147,215	$142,952	$4,290,167

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
Operating Activities:	2016	2015	2016	2015
Net Income (Loss)	$27,593	$125,470	$(537,517)	$(398,801)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided By Operating Activities:
Net Loss from Discontinued Operations	34,975	3,842	322,747	3,192
Depreciation, Depletion and Amortization	151,712	146,844	441,919	427,132
Impairment of Exploration and Production Properties	—	—	—	828,905
Non-Cash Other Post-Employment Benefits	—	(100,946)	—	(151,871)
Stock-Based Compensation	7,771	5,720	23,825	19,849
Gain on Sale of Assets	(15,203)	(48,043)	(13,541)	(54,329)
Loss on Debt Extinguishment	—	—	—	67,751
Gain on Commodity Derivative Instruments	(198,192)	(143,606)	(53,872)	(251,073)
Net Cash Received in Settlement of Commodity Derivative Instruments	38,637	44,469	203,303	116,868
Deferred Income Taxes	52,711	39,134	(72,866)	(273,497)
Equity in Earnings of Affiliates	(15,355)	(15,588)	(41,239)	(38,838)
Return on Equity Investment	13,076	22,949	22,268	31,111
Changes in Operating Assets:
Accounts and Notes Receivable	(2,656)	25,884	4,555	119,064
Inventories	(1,804)	(1,804)	4,169	(9,922)
Prepaid Expenses	17,093	19,896	71,423	103,466
Changes in Other Assets	(10,976)	5,540	(14,241)	22,483
Changes in Operating Liabilities:
Accounts Payable	33,127	(29,301)	(12,654)	(123,171)
Accrued Interest	36,792	37,730	35,985	63,879
Other Operating Liabilities	812	12,364	(21,370)	(105,692)
Changes in Other Liabilities	(6,338)	43,980	(2,620)	(12,360)
Other	2,289	(47,431)	11,937	9,369
Net Cash Provided by Continuing Operations	166,064	147,103	372,211	393,515
Net Cash (Used in) Provided by Discontinued Operating Activities	(3,167)	(37,035)	14,427	10,768
Net Cash Provided by Operating Activities	162,897	110,068	386,638	404,283
Cash Flows from Investing Activities:
Capital Expenditures	(64,132)	(247,778)	(179,389)	(864,262)
Proceeds from Sales of Assets	20,693	76,113	38,977	83,044
Net Investments in Equity Affiliates	1,023	(26,463)	(4,555)	(70,224)
Net Cash Used in Continuing Operations	(42,416)	(198,128)	(144,967)	(851,442)
Net Cash (Used in) Provided by Discontinued Investing Activities	(28,260)	(11,593)	366,251	(30,894)
Net Cash (Used in) Provided by Investing Activities	(70,676)	(209,721)	221,284	(882,336)
Cash Flows from Financing Activities:
(Payments on) Proceeds from Short-Term Borrowings	(112,000)	(113,000)	(598,000)	945,000
(Payments on) Proceeds from Miscellaneous Borrowings	(1,763)	2,506	(6,222)	(1,523)
Payments on Long-Term Notes, including Redemption Premium	—	—	—	(1,263,719)
Net Proceeds from Revolver - CNX Coal Resources LP	10,000	180,000	23,000	180,000
Proceeds from Sale of MLP Interest	—	148,359	—	148,359
Distributions to Noncontrolling Interest	(5,416)	—	(16,241)	—
Payments on Securitization Facility	—	(38,669)	—	—
Proceeds from Issuance of Long-Term Notes	—	—	—	492,760
Tax Benefit from Stock-Based Compensation	—	10	—	208
Dividends Paid	—	(2,280)	(2,294)	(30,991)
Issuance of Common Stock	—	—	4	8,288
Purchases of Treasury Stock	—	—	—	(71,674)
Debt Issuance and Financing Fees	(482)	(4,329)	(482)	(22,586)
Net Cash (Used in) Provided by Continuing Operations	(109,661)	172,597	(600,235)	384,122
Net Cash Provided by (Used in) Discontinued Financing Activities	61	44	(14)	(39)
Net Cash (Used in) Provided by Financing Activities	(109,600)	172,641	(600,249)	384,083
Net (Decrease) Increase in Cash and Cash Equivalents	(17,379)	72,988	7,673	(93,970)
Cash and Cash Equivalents at Beginning of Period	97,626	10,027	72,574	176,985
Cash and Cash Equivalents at End of Period	$80,247	$83,015	$80,247	$83,015